As filed with the Securities and Exchange Commission on June 19, 2007
Registration No. 333-105682

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

THE GORMAN-RUPP COMPANY
(Exact name of Registrant as specified in its Charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-0253990 (I.R.S. Employer Identification No.)
305 Bowman Street, Mansfield, Ohio 44903
(Address of principal executive offices, including zip code)

THE GORMAN-RUPP COMPANY 401(k) PLAN
(Full Title of the Plan)

Robert E. Kirkendall, Senior Vice President and Chief Financial Officer
The Gorman-Rupp Company
305 Bowman Street, Mansfield Ohio 44903
(Name and address of Agent for Service)

(419) 755-1011
(Telephone number, including area code, of Agent for Service)

     This Post Effective Amendment No. 1 is being filed solely to add certain exhibits to the Registration Statement. Pursuant to Rules 462(d) and 464 of Regulation C under the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits

4(d)	Amendments Nos. 5, 6 and 7 to The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000)

24(b)	Power of Attorney of the Company (included in Registration Statement No. 333-105682)

24(c)	Power of Attorney of Directors and Officers (included in Registration Statement No. 333-105682)
SIGNATURES
The Registrant
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to Registration Statement No. 333-105682 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 19th day of June, 2007.

THE GORMAN-RUPP COMPANY
By:	*DAVID P. EMMENS
David P. Emmens,
Attorney-in-Fact

     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to Registration Statement No. 333-105682 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*JEFFREY S. GORMAN Jeffrey S. Gorman	President, Principal Executive Officer and Director	June 19, 2007

*ROBERT E. KIRKENDALL Robert E. Kirkendall	Senior Vice President and Principal Financial and Accounting Officer	June 19, 2007

*JAMES C. GORMAN James C. Gorman	Director	June 19, 2007

*THOMAS E. HOAGLIN Thomas E. Hoaglin	Director	June 19, 2007

*CHRISTOPHER H. LAKE Christopher H. Lake	Director	June 19, 2007

*PETER B. LAKE Peter B. Lake	Director	June 19, 2007

*RICK R. TAYLOR Rick R. Taylor	Director	June 19, 2007

*W. WAYNE WALSTON W. Wayne Walston	Director	June 19, 2007

*JOHN A. WALTER John A. Walter	Director	June 19, 2007

*	The undersigned, by signing his name hereto, does sign and execute this Post Effective Amendment No. 1 to Registration Statement No. 333-105682 pursuant to Powers of Attorney executed by the Registrant and by the above-named officers and Directors of the Registrant and filed with the Securities and Exchange Commission on behalf of such Registrant, officers and Directors.

By:	/s/ DAVID P. EMMENS
David P. Emmens,
Attorney-in-Fact

June 19, 2007

EXHIBIT INDEX

Exhibit	Exhibit	Page
Number	Description	Number

4(d)	Amendments Nos. 5, 6 and 7 to The Gorman-Rupp Company 401(k) Plan (as Amended and Restated as of August 1, 2000)	5

24(b)	Power of Attorney of the Company (included in Registration Statement No. 333-105682)	N/A

24(c)	Power of Attorney of Directors and Officers (included in Registration Statement No. 333-105682)	N/A

4